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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  -------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                         (AMENDMENT NO. ____________)(1)


                            J & J Snack Foods Corp.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    466032109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                October 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

              /X/ Rule 13d-1(b)
              /_/ Rule 13d-1(c)
              /_/ Rule 13d-l(d)


----------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP NO.  114537103                 13G                   PAGE  2 OF 6  PAGES
--------------------                                       -------------------

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1.  NAMES OF REPORTING PERSONS  SYSTEMATIC FINANCIAL MANAGEMENT, L.P.
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                                             22-3367558
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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a)  / /
                                                                     (b)  / /

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3.  SEC USE ONLY

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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

                                                            TEANECK, NEW JERSEY

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     NUMBER OF          5. SOLE VOTING POWER
      SHARES
   BENEFICIALLY                                             0
    OWNED BY            --------------------------------------------------------
      EACH              6. SHARED VOTING POWER
    REPORTING
   PERSON WITH                                              598,258
                        --------------------------------------------------------
                        7. SOLE DISPOSITIVE POWER

                                                            598,258
                        --------------------------------------------------------
                        8. SHARED DISPOSITIVE POWER

                                                            0
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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                            598,258
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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                       / /
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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                            6.7%
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12.        TYPE OF REPORTING PERSON*

                                                            IA
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP NO.  114537103                 13G                   PAGE  3 OF 6  PAGES
--------------------                                       -------------------

ITEM 1(A).        NAME OF ISSUER:

                  J & J SNACK FOODS CORPL
                  --------------------------------------------------------------

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  6000 CENTRAL HIGHWAY, PENNSAUKEN, NJ 08109-4672
                  --------------------------------------------------------------

ITEM 2(A).        NAME OF PERSON FILING:

                  MICHELE EGEBERG FOR SYSTEMATIC FINANCIAL MANAGEMENT, L.P.
                  --------------------------------------------------------------

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  GLENPOINTE EAST, 7TH FLOOR, 300 FRANK W. BURR BLVD., TEANECK, NJ 07666
                  --------------------------------------------------------------

ITEM 2(C).        CITIZENSHIP:

                  U.S.A.
                  --------------------------------------------------------------

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  COMMON STOCK
                  --------------------------------------------------------------

ITEM 2(E).        CUSIP NUMBER:

                  466032109
                  --------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) / /  Broker or dealer registered under Section 15 of the Exchange
                  Act.

         (b) / /  Bank as defined in Section 3(a)(6) of the Exchange Act.

         (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange Act.

         (d) / / Investment company registered under Section 8 of the Investment Company Act.


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CUSIP NO.  114537103                 13G                   PAGE  4 OF 6  PAGES
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         (e) X    An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

         (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j) / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP.

         (a)      Amount beneficially owned:

                  598,258
                  --------------------------------------------------------------
         (b)      Percent of class:

                  6.7%
                  --------------------------------------------------------------

         (c)      Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote      N/A
                                                                   -------------
                  (ii)  Shared power to vote or to direct the vote    598,258
                                                                   -------------
                  (iii) Sole power to dispose or to direct the
                        disposition of                                598,258
                                                                   -------------
                  (iv) Shared power to dispose or to direct the
                       disposition of                                 N/A
                                                                   -------------


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CUSIP NO.  114537103                 13G                   PAGE  5 OF 6  PAGES
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.      N/A

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         N/A

ITEM 10. CERTIFICATIONS.

         [If filed pursuant to Rule 13d-1(b)]:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

         [If filed pursuant to Rule 13d-1(c)]:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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CUSIP NO.  114537103                 13G                   PAGE  6 OF 6  PAGES
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  February 22, 2000
                                  -----------------------------------
                                              (Date)

                                  -----------------------------------
                                            (Signature)

                                  Michele Egeberg, Mgr. of Operations
                                  -----------------------------------
                                           (Name/Title)